EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 11, 2014 (the “Agreement Date”) by and among MILLER ENERGY RESOURCES, INC., a Tennessee corporation (the “Company”), KURT C. YOST (“Executive”).

WHEREAS, Executive currently serves the Company as its Senior Vice President and General Counsel;

WHEREAS, Company wishes to employ Executive and Executive wishes to serve the Company under the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.    Employment Period. The Company hereby employs Executive, and Executive agrees to serve the Company under the terms of this Agreement, for the period commencing on the Agreement Date and ending on the two year anniversary of the Agreement Date (the “Employment Period”), subject to earlier termination as provided herein.

     2.    Duties and Status. The Company hereby engages Executive as Senior Vice President and General Counsel of the Company, or such other position as the Company may require from time to time, on the terms and conditions set forth in this Agreement. During the Employment Period, Executive shall report directly to the Chief Executive Officer of the Company, and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with Executive’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the Charter and Bylaws of the Company as in effect from time to time (the “Charter and Bylaws”). Without limiting the generality of the foregoing, Executive shall undertake his duties in a manner consistent with the best interests of the Company and shall perform his duties to the best of his ability and in a diligent and proper manner. Executive shall perform all duties, services and responsibilities in accordance with the guidelines, policies and procedures established by the Board from time to time. Executive further agrees to devote his entire business time, attention, full skill and best efforts to the interests and business of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate (subject to approval of the Board), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

     3.    Compensation; Benefits and Expenses.

(a) Salary. During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $300,000 per annum (the “Base Salary”), payable in arrears in accordance with the normal payroll practices of the Company for its executive officers. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”), in accordance with the Charter and Bylaws, retain the discretion to increase the Base Salary during the Employment Period.

(b) Incentives. In addition to his Salary, Executive will be eligible for the following incentives.

(i)    Bonus. Executive shall be eligible to participate in the bonus policies established by the Committee for executive officers of the Company from time to time, including but not limited to the Fiscal

Year 2015 Executive Compensation Plan (the “Executive Compensation Plan”) as previously adopted by the Committee.

(ii)    Additional Bonuses and Discretion. The Board and Committee retain discretion to award cash incentives, bonuses and long-term incentive awards to Executive separate from the compensation and incentive opportunities specified in this Section 3(b) (i.e., the provisions of this Section 3(b) are not exclusive).

(c) Vacation and Sick Leave. Executive shall be entitled during the Employment Period to vacation time for each calendar year and such paid sick leave as are in accordance with the normal Company policies and practices in effect from time to time for senior executives but in no event less than four (4) weeks’ vacation; provided, however, that unless otherwise approved in writing by the Board, no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave remaining at the end of each calendar year shall be forfeited unless otherwise agreed to in writing by the Company and Executive.

(d) Other Benefits. During the Employment Period, Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company (including, without limitation, 401(k) and group medical insurance plans), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

(e) Expenses. In addition to any amounts payable to Executive pursuant to this Section 3, the Company shall reimburse Executive, upon production of accounts and vouchers or other reasonable evidence of payment by Executive, all in accordance with the Company’s regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder or other expenses agreed upon in writing by the Company and Executive.

     4.    Termination of Employment.

(a) Termination for Cause. The Company may terminate Executive’s employment hereunder at any time for Cause, subject to Section 5 below. For purposes of this Agreement, Cause shall mean:

(i)	Willful, habitual and continued unavailability to act or respond on behalf of the Company;

(ii)	Willful misconduct or fraud;

(iii)	Conviction, by a court of competent jurisdiction, of a felony (whether or not committed during the term hereof or in the course of employment hereunder);

(iv)	Willful, continued, and material failure to observe or perform the duties of his employment hereunder; and

(v)	Willfully acting in a manner materially adverse to the best interests of the Company;

in each case, which the Board reasonably determines has had or may be expected to have a material detrimental impact on the Company’s business or operations or would prevent Executive from effectively performing his duties under this Agreement

(b) Termination Upon Death or Disability. The Employment Period shall be terminated upon the death or Disability (as defined below) of Executive. "Disability" shall mean that as a result of physical or mental illness, injury, infirmity or other incapacity as determined by a physician selected by the Board, Executive is not able to substantially perform his duties and responsibilities to the Company for a period of one hundred twenty (120) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any 12-month period.

     5.    Consequences of Termination.

(a) For Cause, Death or Disability; By Executive. In the event of termination of Executive’s employment at any time during the Employment Period: (i) by the Company for Cause, (ii) by Executive for any reason other than in connection with a Change in Control (as contemplated in Section 5(c) below) or (iii) as a result of death or Disability, Executive shall be entitled only to receive Base Salary accrued but not paid through the date of termination and the Company shall have no further obligations to Executive.

(b) Other Termination. In the event of a termination of Executive’s employment at any time during the Employment Period for any reason other than as set forth in Sections 5(a) or 5(c) hereof,

(i)    The Company shall provide to Executive his Base Salary accrued but not paid through the date of termination plus, as severance (and subject to Section 5(d)), additional payments equal to the greater of (A) an amount equal to 1.0 times the Executive’s highest annualized Base Salary during the Employment Period or (B) the full amount of Base Salary otherwise payable from the date of termination through the end of the Employment Period, payable over time in accordance with the Company’s normal payroll practices as if no termination had occurred; and

(ii)     Executive and the Company intend that payment of severance under Section 5(b)(i) shall be exempt from treatment as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code (“Code Section 409A”) to the maximum extent permitted, first for amounts treated as short-term deferrals pursuant to Treasury Regulation § 1.409A-1(b)(4) and then for amounts treated as separation pay due to involuntary separation from service pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii) to the extent of those amounts paid no later than the last day of the second taxable year of Executive following the taxable year of Executive’s termination date and otherwise qualifying for such exemption.

(c) Change in Control. If at any time during the Employment Period, Executive’s employment with the Company is terminated by the Company after a Change in Control (as hereinafter defined) or in the 90 days prior to a Change in Control upon the request of the acquirer, or if the Executive resigns in connection with a Change in Control as a result of (i) the Company’s failure to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company or (ii) any material change in the Executive’s then current Base Salary or then current benefits or a relocation of more than 50 miles from the Executive’s then current place of employment being required, the Company shall pay to Executive, in lieu of the amount otherwise payable under Section 5(b) but subject to Section 5(d), an amount equal to 2.0 multiplied by Executive’s highest annualized Base Salary during the Employment Period in a lump-sum at the applicable time specified in Section 5(d) but not earlier than the closing of the Change in Control. All units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by Executive immediately prior to a Change in Control will immediately become 100% vested to the extent duly granted by the Company and approved by its shareholders; and the Executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the termination of Executive’s employment. To the extent the Company is unable to provide for one or both of the foregoing rights the Company will provide in lieu thereof a lump-sum cash payment equal to the total value of such units, stock options, incentive stock options, performance shares, stock appreciation rights and shares of restricted stock.

For purposes hereof, a “Change in Control” means the occurrence of any of the following events:

(i)any "person"(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of Miller Energy Resources, Inc.'s then-outstanding securities;

(ii)during any period of two (2) consecutive years (not including any period prior to the effective date of this Agreement), individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires less than thirty percent (30%) of the combined voting power of the Company’s then-outstanding securities shall not constitute a Change in Control of the Company; or

(iv)the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(d)    Obligation to Execute Release. The Company’s obligation to make the payments provided for in Section 5(b) and 5(c) (the “Termination Payments”) shall be subject to Executive’s execution of a release, substantially in the form attached hereto as Exhibit A (a “Release”) in favor of the Company and its stockholders and their respective directors, officers and employees and which is not revoked by Executive by the end of any applicable revocation period and is thereafter non-revocable. The Company will supply to Executive a form of the Release not later than the date of Employee's termination, which must be returned within 21 days of receipt by the Executive and must not be revoked by Employee within seven (7) days of the date the Executive delivers his signature thereto (such 7-day period, the “Revocation Period”). Provided that Executive shall have executed and returned the Release within such 21-day period, and Executive shall not thereafter have revoked the Release during the Revocation Period, the amounts payable pursuant to Section 5(b) or 5(c) following Executive's termination shall be paid (or, in the case of installment payments, shall commence being paid) on the first regular payroll date of the Company following the Revocation Period (with such payment to include, in the case of installment payments, an amount equal to the installment payments that accrued from the date of termination to the date of the initial payment).

(e) Withholding of Taxes. All compensation, in cash or otherwise, required to be paid by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(f) No Other Obligations. Except for the obligations of the Company provided by this Agreement, by any employee benefit plan of the Company in which Executive participates, or by operation of applicable law, the Company shall have no further obligations to Executive upon his termination of employment.

6.    Indemnity. The Company shall, during Executive’s employment with the Company and thereafter, indemnify Executive to the fullest extent permitted by law and by its Charter and Bylaws and shall assure that Executive is covered by the Company’s D&O insurance policies, if available, and any other insurance policies or indemnification programs adopted by the Company that protect employees as in effect from time to time. All such insurance policies shall be with providers, and provide for coverage in amounts, customary and reasonable within the industry in which the Company operates.

     7.    Restrictive Covenants.

(a) Confidential Information.

(i) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any Affiliates (as defined below) is and shall be the exclusive property of the Company or any Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers or vendors, trading positions, sales, profits or other financial or business information, in each case of or relating to the business of the Company or any Affiliates (collectively, “Confidential Information”). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, Executive shall not disclose any Confidential Information to others outside the Company or any Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or at any time after the Employment Period.

(ii) Executive agrees that all files, letters, memoranda, reports, records, data, drawings, notes, computer programs or files, vendor, partner, joint venturer or customer lists, solicitations or other written or other tangible material containing Confidential Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or any Affiliates to be used by Executive only in the performance of his duties for the Company. Executive agrees to deliver to the Company upon the expiration of the Employment Period all such material containing Confidential Information.

(iii) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible and intellectual property of customers of the Company or any Affiliates or suppliers to the Company or any Affiliates or other third parties who may have disclosed or entrusted the same to the Company or any Affiliates or to Executive in the course of the Company’s business.

(iv) Notwithstanding the foregoing, Confidential Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure which it itself in violation of a confidentiality obligation; or (B) is or becomes available to Executive on a non-confidential basis from any source other than the Company, other than any such source that is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v) In the event that Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Confidential Information, Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, Executive shall furnish only that portion of such Confidential Information which is legally required. Executive will cooperate with the Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(b) Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement (i) to keep in confidence proprietary or confidential information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of any previous employer or any other party.

(d) Enforcement. The Company shall be entitled to seek a restraining order, injunction or other appropriate equitable relief in any court of competent jurisdiction, without posting any bond and without the necessity of proving actual damages, to prevent any continuation of any violation of the provisions of this Section 7.

(e) Affiliates. For purposes of this Agreement, “Affiliates” shall mean any individuals or entities that directly or indirectly, through one or more intermediaries, controls, are controlled by or are under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

8.    Provisions Relating to Possible Excise Tax.

(a)    Cut-Back to Maximize Retained After-Tax Amounts. The Company will reduce any payment relating to a Change in Control (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property) pursuant to any plan, agreement or arrangement of the Company (together, "Separation Payments") to the Reduced Amount (as defined below) if but only if reducing the Separation Payment would provide to Executive a greater net after-tax amount of Separation Payments than would be the case if no such reduction took place. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Separation Payments without causing any Separation Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code (“Excise Tax”), determined in accordance with Section 280G(d)(4) of the Code. Any reduction in Separation Payments shall be implemented in accordance with Section 8(b).

(b)    Implementation Rules. Any reduction in payments under Section 8(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be measured (to be minimally reduced, for purposes of this provision) by the intrinsic value of the equity award at the date of such vesting. Executive will be advised of the determination as to which compensation will be reduced and the reasons therefor, and Executive and his advisors will be entitled to present information that may be relevant to this determination. No reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable.

For purposes of determining whether any of the Separation Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)    The Separation Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to a majority of the employees who have agreements in place with the Company requiring additional payments to them which shall become due in connection with any Change in Control, the Separation Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax.

(ii)    The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining reductions in compensation under Section 8(b), if any, Executive will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes. Compensation will be adjusted not later than the applicable deadline under Code Section 409A to provide for accurate payments under the cut-back provision of Section 8(b), but after any such deadline no further adjustment will be made if it would result in a tax penalty under Code Section 409A.

(c)    Internal Revenue Service Proceedings. The Company shall have the right to control all proceedings with the Internal Revenue Service (or relating thereto) that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which compensation may be reduced hereunder, and Executive will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive agrees to cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax.

9.    Code Section 409A Compliance Rules.

(a)    In General. This Section 9 serves to ensure compliance with applicable requirements of Code Section 409A. Certain provisions of this Section 9 modify other provisions of this Agreement. If the terms of this Section 9 conflict with other terms of the Agreement, the terms of this Section 9 shall control.
(b)    Timing of Certain Payments. Unless an amount is payable under a plan, program or arrangement on explicit terms providing for a delay in payment after the Executive’s Termination (as defined below) for any reason, which terms comply with Code Section 409A, amounts earned or accrued as of the date of such Termination shall be payable at the date the amounts otherwise would have been payable under the respective plans, programs and arrangements but subject to the delay provided by Section 9(d). Any payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid no later than 15 days after the due date, subject to Section 5(d) and Section 9(d), as applicable. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes nonqualified deferred compensation subject to Code Section 409A, and to the extent an amount of such deferred compensation is payable within a specified time period, the time during such period at which such amount is paid shall be at the discretion of the Company except as otherwise required by Section 5(d).
(c)    Separate Payments. Each installment payment under Section 5(b) shall be deemed a separate payment for purposes of Code Section 409A. Each other amount payable under this Agreement shall be deemed a separate payment for purposes of Code Section 409A.
(d)    Special Rules for Severance Payments. In the case of severance payments under Section 5(b) or 5(c) (the “Severance Payments”) which constitute nonqualified deferred compensation subject to Code Section 409A, the term “termination of employment” or similar term shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). If any of such Severance Payment is payable within six months after Executive’s termination of employment and, at the time of such termination, Executive was a “specified employee” as defined in Treasury Regulation § 1.409A-1(i), such payment shall instead be paid at the date that is six months after Executive’s termination of employment (or earlier at the date 15 days after the death of Executive).
(e)    Expense Reimbursements and In-Kind Benefits. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(f)    Other Provisions.
(i)    Non-transferability. No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Executive’s creditors or of any of Executive’s beneficiaries.
(ii)    No Acceleration. The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Executive incurring a tax penalty.
(iii)    Intention to Comply with Code Section 409A; Modifications. To the fullest extent possible, payments and benefits provided under this Agreement are intended to be exempt or excluded from the definition of “deferred compensation” under Code Section 409A in accordance with one or more exemptions or exclusions available under Code Section 409A. If and to the extent that any such payment or benefit is, or becomes subject to, Code Section 409A due to a failure to qualify for such an exemption or exclusion, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such payment or benefit so as to avoid the imposition of any taxes and/or penalties due to a violation of Code Section 409A. To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. This Agreement may be modified in order to comply with Code Section 409A or exemptions or exclusions under Code Section 409A; any such modification shall be made in good faith and to the extent reasonably practical shall maintain the economic and other benefits provided to Executive and the Company under this Agreement without failing to comply with Code Section 409A.
(iv)    Company Not Liable for Non-Compliance with Code Section 409A. In no event whatsoever (including without limitation as a result of this Section 9) shall the Company be liable for any taxes, penalties or interest that may be imposed on Executive pursuant to Code Section 409A or under any similar provision of state tax law, including by not limited to damages for failing to comply with Code Section 409A and/or any similar provision of state tax law.
     10.    Notices. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company, to:

Miller Energy Resources, Inc.
1001 Louisiana St., Suite 3100
Houston, TX 77002

Attention: Chief Executive Officer

with a copy to:

Miller Energy Resources, Inc.
9721 Cogdill Road
Suite 302
Knoxville, Tennessee 37932
Attention: Legal Department

If to Executive, as follows:

Kurt C. Yost
to such address as the Company may have on file in its payroll records for the Executive from time to time.

     11.    Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party, provided that, the Company may assign its rights hereunder to any affiliate or successor entity without obtaining such consent. This Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     12.    Entire Agreement This Agreement, together with the 2011 Plan and any stock option agreement evidencing the Option, constitutes the entire agreement by the Company and Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.

13.    Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only by the written consent of all parties hereto. Any agreement on the part of a party to any extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any such waiver or extension shall not operate as waiver or extension of any other subsequent condition or obligation.

14.    Unenforceability, Severability If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the unenforceable part had been severed and deleted.

15.    Mitigation Executive will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

     16.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Tennessee applicable to contracts made and to be performed wholly therein without giving effect to principles of conflicts or choice of laws thereof.

17.    Jurisdiction; Costs. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in Knox County, Tennessee in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in Knox County, Tennessee. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. In the event of any legal proceeding (in arbitration, a court of law or otherwise) arises between the parties in respect of this Agreement, the substantially prevailing party under any final non-appealable award or judgment, will be entitled to recover from the other party hereto, in addition to any other relief awarded, all reasonable costs and expenses (including reasonable legal fees, costs and expenses) that the prevailing party incurs in connection with those proceedings.

     18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Agreement Date.

MILLER ENERGYRESOURCES, INC.

By: /s/ Carl F. Giesler, Jr.
Name: Carl F. Giesler, Jr.
Title: Chief Executive Officer

/s/ Kurt C. Yost
Kurt C. Yost

EXHIBIT A
RELEASE
I acknowledge that I have been given twenty-one (21) days to decide whether to execute this Release of Claims ("Release") and that I have been advised to consult an attorney before executing this Release. I acknowledge that I have seven (7) days from the date I executed this Release to revoke my signature. I understand that if I choose to revoke this Release, I must deliver my written revocation to Miller Energy Resources, Inc. (the “Company”) before the end of the seven-day period.
I, for myself, my heirs, successors, and assigns, do hereby settle, waive, and release the Company and any of its past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries, or affiliates from any and all claims, charges, complaints, rights, demands, actions, and causes of actions of any kind or character, in contract, tort, or otherwise, based on actions or omissions occurring in the past and/or present, and regardless of whether known or unknown to me at this time, including those not specifically mentioned in this Release (“Claims”). Among the Claims which I give up under this Release are those arising in connection with my employment and the termination of that employment, including, without limitation, rights or claims under federal, state, and local fair employment practice or discrimination laws (including the various Civil Rights Acts, the Age Discrimination in Employment Act, the Equal Pay Act, and the Tennessee Human Rights Act), laws pertaining to breach of employment contract, wrongful termination or other wrongful treatment, and any other laws or rights relating to my employment with the Company and the termination of that employment. I acknowledge that I am aware of my rights under the Age Discrimination in Employment Act, and that I am knowingly and voluntarily waiving and releasing any claim of age discrimination which I may have under that statute as part of this Release. This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to (a) indemnification from the Company and its affiliates with respect to my activities on behalf of the Company and its affiliates prior to my termination of employment (including, but not limited to, under any separate indemnification agreement entered into between the Company and me during my term of employment, which will remain in full force and effect), (b) compensation or benefits to which I am entitled under any compensation or benefits plan of the Company or its affiliates, (c) amounts to which I am entitled pursuant to the Employment Agreement dated and of December11, 2014 between me and the Company (the “Employment Agreement”), (d) my right to file a charge with, or participate in any investigation conducted by, any federal, state, or local agency charged with enforcing laws prohibiting employment discrimination, (e) my right to challenge the voluntary and knowing nature of this release in court or before any federal, state, or local agency charged with enforcing employment laws, or (f) any right, claim, or cause of action arising after the effective date of this Release.
By my signature below, I further acknowledge my ongoing confidentiality obligations under Section 7(a) of the Employment Agreement.

By:
Kurt C. Yost